Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Contact:	Rodney A. Young, President and Chief Executive Officer, (651) 484-4874
Dale Johnson, Chief Financial Officer, (651) 484-4874

Angeion Announces Receipt Of NASDAQ Letter Regarding Listing Requirements;

Company Establishes Nominating Committee

SAINT PAUL, Minn. (August 18, 2005) — Angeion Corporation (NASDAQ SC: ANGN) announced today that in a letter dated August 15, 2005, the NASDAQ Listing Qualifications Department staff advised that Angeion was not in compliance with NASDAQ listing requirements and that its common stock would be de-listed from the NASDAQ Stock Market on August 24, 2005 unless the Company requested a hearing in accordance with NASDAQ Marketplace Rules.

Specifically, NASDAQ staff advised Angeion that it was not in compliance with the independent director requirements of NASDAQ.  The requirements that call for at least three independent directors became effective on July 31, 2005.  NASDAQ determined that Angeion’s Board of Directors consists of four individuals, only two of whom are independent, thus falling outside this NASDAQ requirement.

Prior to August 22, 2005, Angeion will request a hearing before a NASDAQ Listing Qualifications Panel to review the staff determination.  This will postpone any action until after the hearing, which Angeion expects to be scheduled sometime in September or October 2005.

There can be no assurance that the Panel will grant Angeion’s request for continued listing.  Yet, Angeion is hopeful that, apart from the Hearing, it will achieve compliance with these NASDAQ Marketplace Rules by adding a fifth director to its Board of Directors who is “independent” as defined within the NASDAQ Rules.  Company management noted that prior to the NASDAQ notification letter, its Board of Directors had begun a formal process of identifying qualified candidates to be added to its Board.

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Rodney A. Young, President and Chief Executive Officer of the Company, stated, “Angeion has established a nominating committee consisting of the two independent directors, Arnold A. Angeloni and John C. Penn. They are in the process of reviewing candidates that would notably add expertise to our Board, as well as enable us to comply with this NASDAQ requirement.”

Mr. Young added, “Angeion had advised NASDAQ that due to the provisions in its Articles of Incorporation that allow the Creditor’s Committee from Angeion’s 2002 Chapter 11 Bankruptcy to designate four members of the board of directors until January 1, 2006, Angeion was a Controlled Company within the meaning of NASDAQ rules and therefore exempt from most of the rules of independent directors.  Clearly, by its notification letter, NASDAQ disagreed with our conclusion.

“The timing of this NASDAQ requirement is unfortunate, considering we were already in the process of evaluating and adding additional expertise to our Board.  Since we were planning to have a new director named by January 1, 2006, this is merely causing us to accelerate the selection process which the Board began a few months ago.  We believe we will comply in the very near-term by adding a qualified member to our Board of Directors and possibly eliminate the need for a hearing with NASDAQ,” Young concluded.

Founded in 1986, Angeion Corporation acquired Medical Graphics (www.medgraphics.com) in December 1999.  Medical Graphics develops, manufactures, and markets non-invasive cardiorespiratory diagnostic systems for the management and improvement of cardiorespiratory health.  The Company has also introduced a line of health and fitness products, many of which are derived from Medical Graphics’ cardiorespiratory product technologies.  These products, marketed under the New Leaf health and fitness brand (www.newleaf-online.com), help consumers effectively manage their weight and improve their fitness.  They are marketed to the consumer primarily through personal training studios, health and fitness clubs and other exercise facilities.  For more information about Angeion, visit www.angeion.com.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties.  Actual results may differ materially depending on a variety of factors, including (i) the Company’s ability to successfully develop, improve and update its cardiorespiratory diagnostic products, (ii) the Company’s ability to successfully introduce its New Leaf health and fitness products, (iii) the Company’s ability to achieve and maintain a level of revenue that enables it to attain profitability, (iv) the Company’s ability to successfully defend itself from product liability claims related to its Medical Graphics’ products and claims associated with its prior cardiac stimulation products, v) the Company’s ability to successfully conclude its litigation against Medmarc Casualty Insurance Company concerning the Company’s product liability insurance coverage; (vi) the Company’s ability to protect its intellectual property, and (vii) the Company’s dependence on third-party vendors.  Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the prior discussion is qualified in its entirety by, the other risk factors that are described from time to time in Angeion’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-KSB for the year ended October 31, 2004, and subsequently filed reports.

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